UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 11, 2015

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

CNB BANK

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2015, the Board of Directors of CNB Financial Corporation (the “Corporation”) appointed Peter C. Varischetti, President of Varischetti Holdings, LP, a family owned and operated organization consisting of several different businesses, to the Corporation’s Board of Directors. Mr. Varischetti’s appointment is effective as of August 11, 2015. Mr. Varischetti has served as a member of the Board of CNB Bank since July 2015.

Mr. Varischetti will serve on the Loan Committee of the Board of Directors of the Corporation.

Mr. Varischetti will be compensated as a non-employee director of the Corporation in accordance with the compensation policies described in the Corporation’s proxy statement for the Corporation’s 2015 annual meeting of shareholders.

There were no arrangements or understandings between Mr. Varischetti and any other person pursuant to which he was selected as a director. Additionally, there has been no transaction nor are there any proposed transactions between the Corporation, CNB Bank and Mr. Varischetti that would require disclosure pursuant to Item 404(a) of Regulation S-K.

On August 11, 2015, the Corporation’s Board of Directors accepted the resignation, effective as of August 20, 2015, of Director Robert D. Hord, which resignation was tendered as required by the age restriction in the Corporation’s bylaws. Mr. Hord was elected to serve on the Boards of Directors of the Corporation and CNB Bank in 2013 in connection with the Corporation’s acquisition of FC Banc Corp. During his service as a director, Mr. Hord provided the Corporation and CNB Bank with valuable insight into the markets served by FCBank, a division of CNB Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB Financial Corporation

Date: August 11, 2015	By:	/s/ Brian W. Wingard
Brian W. Wingard
Treasurer